Exhibit 99.1

Workday Announces Intent to Acquire HiredScore

Acquisition Will Combine Industry-Leading Responsible AI Solutions to Elevate the Talent Acquisition Experience for Companies Around the World

PLEASANTON, Calif., Feb. 26, 2024 (PR Newswire) -- Workday, Inc. (NASDAQ:WDAY), a leading provider of solutions to help organizations manage their people and money, has entered into a definitive agreement to acquire HiredScore, a leading provider of AI-powered talent orchestration solutions, which enable companies to use data-driven insights to improve recruiting and talent mobility processes. The combination of Workday Talent Management, Workday Skills Cloud, and HiredScore’s Talent Orchestration solutions, will provide customers with a comprehensive, transparent, and intelligent talent acquisition and internal mobility offering, helping them better address their ever-evolving people needs.

“People are at the heart of every organization, and investing in new and innovative ways to unlock the potential of talent is more important than ever,” said Carl Eschenbach, CEO, Workday. “HiredScore is the perfect complement to our product portfolio as we look to provide AI solutions that deliver real business value for our customers. The combination of our AI technologies that keep humans at the center, along with a deep understanding of the workforce landscape, will help organizations thrive and move forever forward.”

“We’ve only just begun to see the opportunities of what is possible with responsible AI in the workforce, and how organizations can use it more efficiently and effectively to deliver on HR transformation goals related to recruiting and employee experiences,” said Athena Karp, founder and CEO, HiredScore. “By combining our efforts and innovations with Workday, we’ll be able to deliver even more value to companies around the world as they look to build their future HR function.”

A Transformative Solution to Support Talent Needs
With employers struggling to find the talent they need, and up to a quarter of jobs expected to change in the next five years, human resources leaders are facing an increasingly complex labor market. The combination of Workday and HiredScore will provide organizations with a comprehensive and intelligent talent acquisition and internal mobility solution to help them keep pace with growing workforce and business demands. This will include the ability to:

•Leverage Responsible AI to Solve Recruiting Challenges: With both companies committed to responsible AI and keeping humans at the center of decision-making, the joint offering will provide an explainable and trustworthy way for customers to match, hire, and manage talent from across their talent ecosystem.
•Better Manage the Talent Lifecycle: To help HR leaders manage the holistic view of the talent lifecycle, Workday and HiredScore will provide a combined offering that will better enable recruiters to use data to connect talent to open opportunities. This includes solutions that assist with identifying candidates whose skills and experience most closely match a customer’s open jobs, accelerating screening using data-driven insights, and identifying passive candidates – including within a customer’s talent ecosystem. The offering will also provide enhanced internal mobility and upskilling by helping employees more easily identify and prepare for new opportunities at their company.
•Elevate the Recruiter and Hiring Manager Experience: The combined Workday and HiredScore offering will help companies make their talent acquisition efforts more efficient by streamlining and expediting hiring processes through automated notifications, guided experiences, and recommended action items, all in their flow of work.

Details Regarding Proposed Acquisition of HiredScore
The transaction is expected to close in the first quarter of Workday’s fiscal year 2025, ending April 30, 2024, subject to the satisfaction of customary closing conditions, including required regulatory approvals. Orrick is serving as legal advisor to Workday and Cooley is serving as legal advisor to HiredScore and its shareholders.

About Workday
Workday is a leading enterprise platform that helps organizations manage their most important assets – their people and money. The Workday platform is built with AI at the core to help customers elevate people, supercharge work, and move their business forever forward. Workday is used by more than 10,000 organizations around the world and across industries – from medium-sized businesses to more than 50% of the Fortune 500. For more information about Workday, visit workday.com.

About HiredScore
HiredScore is a leading provider of Talent Orchestration technology. HiredScore’s artificial intelligence, automation, and deep integrations empower some of the largest and most innovative companies in the world to safely and transparently drive critical business outcomes in recruitment productivity, internal mobility, and total talent management. HiredScore’s proprietary technology provides responsible AI that seamlessly connects to data and systems to power the shift in HR operating models. HiredScore is live in 150 countries and available in 70 languages. Learn more at hiredscore.com.

Forward-Looking Statements
This press release contains forward-looking statements related to Workday, HiredScore, and the acquisition of HiredScore by Workday. These forward-looking statements are based only on currently available information and Workday's current beliefs, expectations, and assumptions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties, assumptions, and changes in circumstances that are difficult to predict and many of which are outside of Workday's control. If the risks materialize, assumptions prove incorrect, or we experience unexpected changes in circumstances, actual results could differ materially from the results implied by these forward-looking statements, and therefore you should not rely on any forward-looking statements. Forward looking statements in this communication include, among other things, statements about the potential benefits and effects of the proposed transaction; Workday’s plans, objectives, expectations, and intentions with respect to HiredScore’s business; and the anticipated timing of closing of the proposed transaction. Risks include, but are not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all; (ii) failure to achieve the expected benefits of the transaction; (iii) Workday’s ability to implement its plans, objectives, and other expectations with respect to HiredScore’s business and its ability to deliver a transformative solution to support talent needs and provide customers with a comprehensive, transparent, and intelligent talent acquisition and internal mobility offering; (iv) negative effects of the announcement or the consummation of the transaction on Workday’s business operations, operating results, or share price; (v) unanticipated expenses related to the acquisition; and (vi) other risks and factors described in our filings with the Securities and Exchange Commission ("SEC"), including our most recent report on Form 10-Q or Form 10-K and other reports that we have filed and will file with the SEC from time to time, which could cause actual results to vary from expectations. Workday assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Any unreleased services, features, or functions referenced in this document, Workday's website, or other press releases or public statements that are not currently available are subject to change at Workday's discretion and may not be delivered as planned or at all. Customers who purchase Workday services should make their purchase decisions based upon services, features, and functions that are currently available.

For further information: Investor Relations Contact: ir@workday.com; Media Contact: media@workday.com